Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made and entered into on the dates set forth below by and between BLAKE M. EDWARDS, hereinafter referred to as “Executive,” and PARKWAY ACQUISITION CORP., hereinafter referred to as “Parkway.”

W I T N E S S E T H

WHEREAS, Parkway is a bank holding company which wholly owns the subsidiary bank, Skyline National Bank (the “Bank”) and other Affiliates (defined below);
WHEREAS, Executive is currently employed as the Chief Executive Officer and President of Parkway and the Bank; and
WHEREAS, the Parkway Board of Directors (the “Board”) recognizes the significant contributions which Executive has made during Executive’s tenure, and believes it to be in the best interests of the Corporation (as defined) to provide for stability in its senior management; and
WHEREAS, as of the Effective Date (as defined), this Agreement supersedes and replaces all employment and/or similar agreements previously entered into between Executive and Parkway including his Agreement dated November, 22, 2017.
NOW, THEREFORE, in consideration of the mutual covenants herein set forth and the benefits that have and will accrue to Executive from continued employment, Executive and Parkway agree as follows:
1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement.
(a) Affiliate.  “Affiliate” means all Persons and Entities, directly or indirectly, controlling, controlled by or under common ownership with the Corporation (as defined) where control is by management authority, equity ownership, contract or otherwise. This term also includes Entities in which the Corporation may acquire ownership or control after Effective Date.
(b) Board.  “Board” means the Board of Directors of Parkway Acquisition Corp. or its Successor.
(c) Cause.  “Cause” means the termination of Executive’s employment prior to the expiration of the Term or any renewal term as a result of a finding by a two-thirds vote of the Board (as defined) (excluding Executive if he is a Board member) that any of the following have occurred: (i) Executive has engaged in or has directed others to engage in an act or omission, or series of actions, deemed to be fraudulent, dishonest or unlawful; (ii) any knowing and material breach of this Agreement by Executive; (iii) any knowing and material violation by Executive of corporate policies and procedures that result in damage to the business or reputation of the Corporation or its Successor, including, without limitation, the Bank’s Professional Code of Conduct, Code of Ethics, Conflict of Interest Policy or policies prohibiting discrimination, harassment and/or retaliation; (iv) Executive has engaged in, or has directed others to engage in, a criminal act (other than a minor traffic offense) or other willful misconduct determined to be substantially detrimental to the best interests of the Corporation or its Successor; (v) knowing breach of fiduciary duty by Executive; (vi) Executive fails to follow the directions of the Board, is grossly neglectful of Executive’s duties or continues to fail to perform assigned duties, which are not cured within twenty-one (21) days after the Board provides written notice of the issue; (vii) Executive engages in conduct which violates any material law, rule or standard of regulatory agencies governing any aspect of the Corporation’s operations, including but not limited to the Virginia Bureau of Financial Institutions, the Office of the Comptroller of the Currency, the U.S. Financial Stability Oversight Council, U.S. Treasury Department, Bureau of Consumer Financial Protection, and the Securities and Exchange Commission; or (viii) demonstrated incompetence of Executive.
(d) Change of Control.  “Change of Control” means any one of the following events occurring after the Effective Date:
(i) any person or entity, including a “group” as defined in Section 13(d)(3) of the  Securities  Exchange  Act  of  1934,  a  wholly-owned subsidiary thereof, or any employee benefit plan of the Corporation or any of its subsidiaries becomes the beneficial owner of Corporation securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of directors of the Corporation or Bank (other than as a result of the issuance of securities initiated by the Corporation in the ordinary course of business);
(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all Corporation’s securities entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Corporation or any of their respective successor corporations or entities entitled to vote generally in the election of the directors of Corporation or such other corporation or entity after such transactions; or
(iii) such other change of ownership or control event as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.
 (e) Competing Financial Services Organization.  “Competing Financial Services Organization” means an entity unaffiliated with the Corporation or its Successor that is engaged in the commercial, retail or mortgage banking or lending business, wealth management business, investment advisory business, or trust service business that provides services and products that are the same as or competitive with the services and products offered by the Corporation or its Successor immediately prior to the Date of Termination or were approved by the Corporation or its Successor to be offered within ninety (90) days of the Date of Termination.
(f) Competitive Service or Product.  “Competitive Service or Product” means those services or products offered by a Competing Financial Services Organization that are the same as or competitive with those services or products offered by the Corporation or its Successor at the Date of Termination or which have been approved by the Corporation, to be offered within ninety (90) days of th           Date of Termination.

(g) Confidential Information.  “Confidential Information” means all information, technical or financial data, materials, computer records or data, trade secrets and/or know-how regarding the Corporation or its Successor, or their internal operations and plans that is treated as confidential by the Corporation or its Successor, that is not generally known by persons not employed by the Corporation or its Successor, and that is not otherwise available to the public by lawful and proper means.  Confidential Information also includes all information received from customers of the Bank or other Affiliates, along with the identity of and services provided to the customers, regardless of the manner which such information is conveyed or stored as well as information or materials designated or treated as confidential by a federal or state regulatory or enforcement agency  Confidential Information includes, but is not limited to, strategic plans and forecasts; product or service plans or research; products, services and customer lists; marketing research, plans and/or forecasts; compilations and databases of customers, business or marketing information that are developed by or for the Corporation or its Successor; budget and/or financial information; customer contact, account and mailing information; pricing, costs or profitability analysis; sales and marketing techniques and programs; incentive compensation plans; account information (including loan terms, expiration or renewal dates, fee schedules and commissions); software, access codes, passwords, databases and source codes; inventions; processes, formulas, designs, drawings or engineering information; hardware configuration, and all other financial or other business information or systems of the Corporation or its Successor, as well as the following non-public and sensitive information regarding the employees of the Corporation or its Successor: Social Security numbers, date of birth, names of family members, home addresses and email addresses, telephone numbers, health-related information and compensation information.  This definition applies to information generated by Executive or others who work for the Corporation or its Successor, as well as information received from a customer or another third party.  This list is not exhaustive, and Confidential Information also includes other information that is identified, marked or treated as confidential or proprietary, or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.  For purposes of this definition, the term “not available to the public” shall include all information or material in the public domain by virtue of improper disclosure by Executive or by another with his/her permission.  Notwithstanding the foregoing, information shall not be considered Confidential Information if (i) such information is already known to others not bound by a duty of confidentiality with respect thereto, (ii) such information is or becomes publicly available through no fault of Executive, or (iii) the furnishing or use of such information is compelled by or in connection with legal or administrative proceedings.
(h) Corporation.  “Corporation” means individually or collectively, as applicable, Parkway Acquisition Corp., its wholly-owned subsidiary Skyline National Bank, and all other Affiliates.
(i) Customer.  “Customer” means a Person or Entity that has an account with, loan from, an investment or deposit with the Bank or any Affiliates, or that has received or used other financial or investment products or services from the Bank or any other Affiliates at any time within the twelve (12) months immediately prior to the Date of Termination.
(j) Date of Termination.  “Date of Termination” means the date specified in the Notice of Termination or Executive’s date of Death as applicable.  If either party fails to deliver a Notice of Termination, the Date of Termination means the last day of Executive’s employment with the Corporation.
(k) Effective Date.  “Effective Date” means and this Agreement shall be effective as of June 1, 2019.
(l) Good Reason.  “Good Reason” means Executive’s termination of  employment as a result of (i) a material reduction in Executive’s duties, authorities, or reporting responsibilities, without Executive’s prior consent; (ii) a material breach of this Agreement by the Corporation or its Successor, including, without limitation, reducing Executive’s Base Salary, or failing to provide Executive with the compensation and benefits provided for under this Agreement; or (iii) the Corporation or its Successor requires Executive to move Executive’s principal location for work to a location that is 120 miles or more from the principal location where the Executive is then serving.  Notwithstanding the foregoing, no event described in the preceding sentence shall give rise to a termination for Good Reason unless Executive first gives the Corporation notice that such an event has occurred within the sixty (60) days immediately following the occurrence of such event, and the Corporation fails to cure the breach within thirty (30) business days of such notice.
(m) Person/Entity.  “Person” means any Entity or individual, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.  “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.
(n) Prospect.  “Prospect” means a Person who has not previously done business with the Bank or any other Affiliate, but who had one or more communications with Executive within the six (6) months immediately before the end of employment with the Corporation where the Person applied for a loan, inquired about establishing an account or making an investment, or otherwise had discussions with Executive about utilizing or obtaining service(s) and/or product(s) offered by the Bank or another Affiliate.
(o) Notice of Termination.  The term “Notice of Termination” means any written notice that Executive’s employment is being terminated given by the Corporation (or its Successor) or Executive for any reason which specifies a Date of Termination, which may be effective immediately.
(p) Separation from Service.  The term “Separation from Service” or “Separated from Service” means the termination, whether voluntary or involuntary, of Executive’s employment for reasons other than death.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of Executive’s employment and whether the Corporation (or its Successor) and Executive intended for Executive to provide significant services for the Corporation (or its Successor) following such termination.  A termination of employment will not be considered a Separation from Service if the termination from employment is not considered a termination of employment under Treasury Regulation 1.409A-1(h)(1)(ii).
(q) Specified Executive.  Pursuant to Internal Revenue Code Section 409A, a “Specified Executive” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Corporation (or its Successor) if any stock of the Corporation (or its Successor) is publicly traded on an established securities market or otherwise.
(r) Successor.  The definition of “Successor” is set forth in Section 26(a) below.

2. Employment and Term.  The Corporation hereby hires Executive, and Executive hereby agrees to continue to serve as its Chief Executive Officer and President, with such duties as normally associated with these positions. Executive shall report directly to the Board. Executive shall also serve in such additional offices for the Corporation (and its Successor), as the Board may specify.  The term of employment under this Agreement shall begin on the Effective Date and shall continue three (3) years (the “Term”).  Each successive anniversary of the Effective Date is referred to herein as an “Anniversary Date”).  After expiration of the initial three (3) year Term, the Agreement shall automatically extend for successive one year periods unless the Board or Executive gives notice to the other party that the Term will not be extended no later than sixty (60) days prior to any Anniversary Date of the Term or any extension thereof. If either party gives timely notice that the initial Term or any extension of such Term will not be extended, then this Agreement shall terminate at the conclusion of its then remaining Term, unless terminated sooner as permitted in this Agreement.
(a) Duty of Loyalty.  Executive is employed in a position that involves and requires a high level of trust and confidence and requires a significant time commitment.  Executive agrees to act at all times with the highest degree of loyalty and integrity toward the Corporation (and its Successor), and shall devote his/her full attention, energies and best efforts on behalf of the Corporation (and its Successor), except as otherwise approved by the Board pursuant to Section 13(b) of this Agreement.  Executive further agrees to comply with all policies, guidelines, rules and operating procedures adopted from time to time.
(b) Outside Activities.  In addition to activities approved by the Board pursuant to Section 13(b) of this Agreement, Executive may, after making a full disclosure of the material terms, serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments, provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement (as determined by the Board).
(c) Licenses and Legal Compliance.  Executive shall be responsible to obtain and maintain any licenses or certifications which may be required for the performance of his/her duties and shall comply with all laws, regulations and rules that apply to the Corporation (and its Successor) and any aspect of its operation.
3.	Compensation and Benefits.
(a) Base Salary.  Executive’s salary shall not be less than $285,000 and shall be subject to possible adjustments on an annual basis (“Base Salary”).  The annual adjustment to Base Salary, if any, shall be a discretionary increase deemed appropriate by the Board or one of its Committees in accordance with the prevailing salary administration practices of the Corporation.  The Base Salary shall be paid in accordance with the Corporation’s regular payroll during the Term, and if applicable, during the severance pay period, less all required payroll taxes and authorized withholdings.
(b) Incentive Compensation.  Executive shall be eligible to be considered for incentive compensation, if any, in an amount determined appropriate by the Board based upon the recommendation of the Board’s Compensation Committee and an annual evaluation of achievement of key objectives as may be established from time to time by such Committee.
(c) Vacation.  Executive shall be entitled to four (4) weeks of paid vacation for each twelve (12) months during the Term.  In the event Executive does not use all four (4) weeks by the Anniversary Date each year, the unused vacation days shall be forfeited and not carried over into the next succeeding year.  Executive is not be entitled to receive any additional compensation for failure to take any vacation.
(d) Benefits.  Executive shall be entitled to participate, on the same basis as other members of senior management, in all welfare, retirement and/or pension benefit plans that the Corporation (or its Successor) establishes and makes available to all employees.  Executive may be considered for perquisite benefits and participation in other executive welfare, retirement, pension benefit or other plans, however, Executive acknowledges that Executive is not entitled to such perquisites and is not entitled to participate in such plans except as specifically approved in writing by the Board.
 (e) Expenses.  The Executive shall be reimbursed, or the Corporation (or its Successor) shall provide or pay, for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Corporation (or its Successor), including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board.
4. Termination for Death or for Cause.  The Corporation (or its Successor) may terminate the employment of Executive prior to the expiration of the Term or any renewals, upon Executive’s death or for Cause as set forth in this Section.
(a) Death.  Executive’s employment shall terminate automatically upon Executive’s death.  Following the Executive’s death, the Corporation (or its Successor) shall pay Executive’s estate any earned but unpaid Base Salary through the date of Executive’s death.  Executive’s estate and heirs will be entitled to apply for and receive whatever plan benefits might be in place at the time of Executive’s death.  Further, Executive’s eligible dependents shall have the right to continue their health insurance coverage under COBRA.
(b) Cause.  The Board, upon a two-thirds vote, may terminate Executive’s employment at any time upon a finding of Cause. No prior notice to Executive shall be required for any finding of Cause.  Nonetheless, the Board may, in its sole discretion, afford the Executive an opportunity to be heard prior to voting on whether Cause exists to terminate his employment.  In the event the Corporation or its Successor terminates Executive’s employment for Cause and the Executive is Separated from Service, then Executive’s right to receive any further compensation or benefits from the Corporation shall cease immediately as of the Date of Termination.
5. Termination for Disability.  If, as a result of Executive’s incapacity due to an accident or physical or mental illness, Executive is substantially unable to perform Executive’s duties due to such physical or mental impairment, even with reasonable accommodation, for a period of ninety (90) consecutive days, or for a total of twenty-six (26) weeks, whether or not consecutive during any 365 day period, then the Board shall have the right to terminate Executive’s employment for “Permanent Disability” before the end of the applicable Term.  The determination of whether Executive has a “Permanent Disability” shall be made by the Board by a majority vote after receiving a report from a physician and/or psychiatrist selected by the Board.  Notwithstanding, if there is a third-party determination that the Executive is eligible for benefits under any policy for long-term disability benefits provided to the Executive by the Corporation, then this determination shall conclusively establish the Executive’s Permanent Disability and his employment will be terminated.
(a) In the event that Executive is Separated from Service as a result of “Permanent Disability” during the Term, his right to further pay or benefits will cease as of the Date of Termination.  However, Executive shall receive a lump sum payment equal to (90) days of Executive’s then applicable Base Salary as a one-time severance, which shall be made within sixty (60) days after the Date of Termination.
(b) After Executive’s Separation from Service as a result of “Permanent Disability,” the Corporation shall also reimburse Executive, after receipt of reasonable documentation, for any premium payments made to maintain continuous medical and/or dental insurance coverage to which the Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) for a period of six (6) months from the date of Date of Termination. These reimbursement payments will be imputed as income to the Executive and reported on a W-2.
6. Termination Upon Expiration of Term.  In the event that either the Corporation (or its Successor) or the Executive gives notice under Section 2 that the Term is not to be renewed but will terminate at the end of the then current Term, Executive’s employment, if not otherwise terminated under Sections 4 or 5, shall automatically terminate as of May 31 of the year in which the Term ends.  In this situation, neither the Corporation nor its Successor shall owe Executive any severance, subject only to the provisions of Section 10(a).

7. Termination by Corporation Without Cause.  In the event the Corporation (or its Successor) desires to terminate Executive’s employment for any reason other than as set forth in Sections 4, 5 or 6, the Corporation (or its Successor) may do so by providing at least sixty (60) days prior written notice, or in lieu thereof, may relieve Executive of all duties and place Executive on a sixty (60) day paid administrative leave, and such a paid leave of absence shall not be deemed a breach of this Agreement.  Upon the Executive’s Separation of Service under these circumstances, and subject to the provisions of Section 7(a), the Corporation (or its Successor) shall pay Executive severance in the form of continuing to pay Executive’s then applicable Base Salary for the balance of the existing Term of this Agreement (for purposes of this Section 7, the “Remaining Term”), but in no event shall the severance period exceed eighteen (18) months from the Date of Termination.  In addition, if the Executive elects continuation coverage under COBRA after his Separation from Service, the Corporation (or its Successor) shall pay the required COBRA premiums on the Executive’s behalf so as to provide continued medical and dental insurance for the Executive and his dependents until the earlier of (i) the expiration of the Remaining Term but not to exceed eighteen (18) months from the Date of Termination; (ii) Executive commences full-time employment with another employer; or (iii) the date on which the Corporation determines that the Executive has violated any provisions of Sections 13-16 of this Agreement.
(a) Exclusive Remedy and Preconditions.  The payment of any amounts under this Section 7 or Section 8 below, if applicable, shall be the Executive’s sole and exclusive remedy for termination of this Agreement, and is subject to and conditioned upon: (i) prior receipt by the Corporation or its Successor of an executed and unrevoked separation agreement, in a form provided by the Corporation, that contains a valid and comprehensive waiver and release of any and all claims the Executive has or may have against the Corporation, its Successor as well as any and all of their then current or former officers, directors,  employees and agents, (ii) compliance with the restrictions contained in Sections 13-16 this Agreement which survive termination of employment, and (iii) compliance with the tax provisions of Section 12, if applicable.
(b) Alternative Benefit.  Notwithstanding the foregoing, if the Corporation (or its Successor) terminates the employment of Executive under Section 6 (above) or without Cause under this Section 7 in connection with, or within two (2) years after, a Change of Control and there is a Separation from Service, then Executive shall be eligible to receive the benefits provided by Section 10(a), but he shall not be entitled to receive any benefits under this Section 7.
8. Termination by Executive for Good Reason.  In the absence of a Change of Control, if Executive terminates his employment under this Agreement for Good Reason and is Separated from Service, Executive shall be entitled to severance and benefits as if Executive were terminated without Cause by the Corporation (or its Successor) under Section 7.  On the other hand, if, within two (2) years of a Change of Control, Executive terminates his/her employment under this Agreement for Good Reason and is Separated from Service, Executive shall be entitled to severance and benefits as if Executive were terminated without Cause by the Corporation (or its Successor) under Section 10.

9. Voluntary Termination by Executive.  Except in the case of termination for Good Reason, in the event that Executive terminates or resigns from his employment with the Corporation (or its Successor) prior to or in connection with the expiration of the Term (and any renewals thereof), neither the Corporation nor its Successor shall have any obligation to pay Executive severance benefits of any kind.  If Executive elects to resign or terminate employment prior to the expiration of the Term, other than pursuant to Section 8, Executive shall give the Corporation (or its Successor) one hundred twenty (120) days prior written notice.  Upon receipt of such notice, the Corporation may relieve Executive of his duties, in whole or in part, prior to the expiration of the notice period, and his right to receive compensation shall end on his/her last day of employment.

10. Change of Control.

(a) Severance Benefit following a Change of Control.  If, in connection with or within two (2) years after a Change of Control, Executive is Separated from Service either because (i) the Corporation (or its Successor) elects not to renew the Agreement under Section 2, (ii) the Corporation (or its Successor) terminates Executive’s employment without Cause under Section 7, or (iii) Executive terminates his employment for Good Reason under Section 8, then, subject to the terms of this Agreement, the Corporation, and/or its Successor shall pay the Executive as follows:
(i) A lump sum cash payment equal to the sum of (A) Executive’s accrued but unpaid Base Salary as of the Date of Termination, plus (B) reimbursement of all reasonable business expenses incurred prior to termination, plus (C) an amount equal to all unused vacation for the year in question, plus (D) any amounts vested but unpaid prior to the Date of Termination under any incentive or bonus plan;

(ii) Subject to Section 10(b) below, a lump sum amount equal to 2.99 times the sum of (x) the greater of (A) the Executive’s Base Salary as in effect immediately before the Change in Control, or (B) as of the Date of Termination, plus (y) an amount equal to the highest annual bonus the Executive received during the two (2) calendar years before the Change in Control (“Severance Payment”); and

(iii) Subject to Section 10(b) below, and if the Executive elects COBRA coverage, then for a period of eighteen (18) months following the Date of Termination the Corporation or Successor shall pay all premium costs for the Executive (and his dependents, as applicable) to continue medical and dental insurance coverage upon substantially the same terms of conditions as existed immediately prior to the Executive’s termination, prior to the Date of Termination.  (“COBRA Payments”)  The costs paid to provide this continued COBRA coverage will be imputed at income to the Executive and reported on a form W-2.

The Severance Payment and COBRA Payments provided under Sections 10(a)(ii) and (iii) are in lieu of any other severance and/or benefits that might otherwise be due to Executive under Sections 6, 7 or 8.  No payments under Sections 10(a)(ii) or (iii) shall be due if Executive is terminated under Sections 4, 5 or 9, of if the Executive has breached or breaches the loyalty obligations set forth in Sections 13-16.  The benefits provided by Sections 10(a)(ii) or (iii) will not be available to the Executive if there is a Separation from Service prior to the Change of Control, or if the Separation from Service occurs following expiration of 24 months following the Change of Control.
(b) Preconditions.  The payment of any amounts under either Section 10(a)(ii) or Section 10(a)(iii), if applicable, shall be subject to and conditioned upon each of the following conditions: (i) the prior receipt by the Corporation or its Successor of an executed and unrevoked separation agreement, in a form provided by the Corporation of its Successor, that contains a valid and comprehensive waiver and release releasing any and all claims Executive may have against the Corporation, and its Successor, as well as any and all of their then current or former officers, directors, employees, and agents; (ii) compliance with the tax provisions of Section 10(c) and Section 12 (below), and (iii) the Executive’s compliance with the provisions of Sections 13-16 of this Agreement.
(c) Tax Issues.  If the payments and benefits to be paid pursuant to this Section 10  either alone or together with other payments and benefits which Executive has the right to receive from the Corporation or its Successor, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code (“Code”), the payments and benefits payable by the Corporation or its Successor pursuant to this Section 10 shall be reduced, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Corporation or its Successor under this Section 10 being non-deductible to the Corporation or its Successor pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the payments and benefits to be made pursuant to this Section 10(c) shall be based upon the opinion of the Corporation’s independent public accountants for the Corporation or its Successor and the fee for such calculation shall be borne by the Corporation or its Successor.  Such accountants shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries such as accountants deemed necessary or advisable for the purpose.  Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 10.
11. Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Corporation or its Successor to Executive shall be subject to the withholding of such amounts relating to taxes as the Corporation or its Successor may reasonably determine it should withhold pursuant to any applicable law or regulation.

12. Compliance with Code Section 409A.
(a) General.  It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”) so as to not subject Executive to the payment of additional interest and taxes under Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent Section 409A would result in Executive being subject to the payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to avoid the application of such taxes and interest.
(b) Delayed Payments.  Notwithstanding any provision in this Agreement to the contrary, as needed to comply with Section 409A, if Executive is a “specified employee” (within the meaning of Section 409A), payments due under Sections 6, 7, 8, or 10 above shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following Executive’s Separation from Service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following Executive’s Separation from Service (or, if earlier, the date of Executive’s death).
(c) Treatment as Separation Pay.  This Section 12 shall not apply to the extent such payments can be considered to be separation pay that is not part of a deferred compensation arrangement under Section 409A.  If permitted by Section 409A, cash payments to Executive pursuant to Section 5, 7, 8 and 10 shall be considered first to come from separation pay.  Toward this end, the installment payments contemplated or required by this Agreement shall be treated as a series of separate payments for Section 409A purposes.
13. Loyalty Obligations.  Executive acknowledges and agrees that by virtue of Executive’s position and involvement with the business and affairs of the Corporation and Bank, Executive has developed and will continue to develop substantial expertise and knowledge with respect to all aspects of the Corporation’s business, affairs and operations and has had and will continue to have access to all significant aspects of the business and operations of the Corporation and its Successor, and to Confidential Information.  Executive agrees that the following obligations set forth in Sections 13-16 (“Loyalty Obligations”) shall apply in consideration of Executive’s continued employment with the Corporation and its Successor:
(a) Confidential Information.
(i) Confidential Information.  At all times during the Term and thereafter, and subject to the limitations of Section 10(f), Executive shall hold in strictest confidence, and shall not use or disclose (except to fulfill Executive’s employment obligations and/or the benefit of the Corporation or its Successor) to any Person or Entity, without authorization of the Corporation or its Successor, any Confidential Information of the Corporation or its Successor.
(ii) Third Party Information.  Executive recognizes that the Corporation has received, and in the future will receive, information from third parties that the third party considers to be confidential or proprietary information and which is, or may be, subject to a duty on the part of the Corporation (or its Successor) to restrict its use only for certain limited purposes and to refrain from disclosing that information to others.  Executive agrees to hold all such confidential or proprietary information from third parties in the strictest confidence and not to disclose it to any Person or Entity and to use it only as necessary in carrying out Executive’s work for the Corporation (or its Successor) consistent with the obligations of the Corporation (or its Successor) to such third party.
(iii) Security Access.  At all times, Executive agrees to (a) comply with and enforce the security policies and procedures as in force from time to time designed to protect access to and safeguard the data, equipment, systems and all other facilities, IT resources and communication technologies of the Corporation (or its Successor), (“Facilities and IT Resources”), (b) not access or use any of the Facilities and IT Resources in any manner after termination of employment (regardless of the circumstances).  Executive further agrees to promptly notify the Corporation (or its Successor), as applicable, in the event he/she learns of a violation of any security policies or procedures by others, or of any other misappropriation or unauthorized access, use, or tampering with any of the Facilities and IT Resources by others.
(iv) Work Product.  Executive acknowledges that all discoveries, inventions innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Corporation (or its Successor), and all research and development regarding existing or future products or services which are conceived, developed or made by Executive while employed (“Work Product”) belong to the Corporation (or its Successor).  Executive hereby assigns, without further compensation, any and all rights, title or interest Executive has or may have in such Work Product to the Corporation (or its Successor).  Executive shall promptly disclose such Work Product to the Corporation (or its Successor) and perform all actions reasonably requested by the Corporation (or its Successor) (whether during or after Executive’s employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).
(b) Conflicting Employment.  Unless otherwise specifically approved by the Board of Parkway or its Successor after full disclosure in writing, during the Term (including the renewals), (i) Executive shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Corporation (or its Successor), is now involved or becomes involved during Executive’s employment; and (ii) Executive shall not engage in any other activities that conflict with the business of the Corporation (or its Successor), or that materially interfere with Executive’s ability to devote the time necessary to fulfill Executive’s obligations to the Corporation (or its Successor).
(c) Return of Property.  On the Date of Termination, if not previously requested sooner than that date, Executive shall return to the Corporation (or its Successor) (and will not keep copies in Executive’s possession, recreate or deliver to anyone else) any and all equipment (cell phones, laptops, etc.) credit cards, devices or drives containing confidential information or Work Product, devices, records, data, as well as computer files, records or disks, keys, key or access cards, security devise, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive or others pursuant to or during Executive’s employment or otherwise belonging to the Corporation (or its Successor), and their respective successors or assigns regardless of the form in which such information or documents are stored.  Executive shall not retain, and shall delete or destroy all electronic copies of such documents and materials containing Confidential Information of the Corporation (or its Successor).
(i) In this regard, if the Executive elects to use a personal computer, laptop, mobile phone or any other type of electronic storage device not owned by the Corporation (or its Successor) (the “Device”) to receive, store, access or send electronic information about any aspect of the Corporation (or its Successor), its business, its financial data, its operations or Customers or Prospects, then he hereby grants to the Corporation (and its Successor) the unconditional right to inspect any and all such Devices at any time upon request (even after termination of employment) to determine if the Device(s) contains Confidential Information, and to remove all Confidential Information from all such Device(s).

(ii) If the Executive elects to use a Device of any kind, he will promptly notify the IT Manager/Director and the Senior Human Resource Manager.
(iii) On or before the Date of Termination, Executive shall deliver all Devices to the IT Manager/Director, or its designee, for inspection for Confidential Information and to remove all such information before returning the Devices.
(d) Notification of New Employer.  In the event that Executive leaves the employ of the Corporation (or its Successor) and begins employment elsewhere, Executive agrees the Corporation (or its Successor) may send notice to Executive’s new employer (whether Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor or manager) informing the new employer about Executive’s loyalty obligations and restrictions contained in this Agreement.
(e) Post-Employment Duty of Cooperation. By virtue of Executive’s employment, Executive will know information, including but not limited to Confidential Information, that is or may be material to and necessary for the Corporation (or its Successor), to appropriately and successfully conclude matters that involve third parties.  As a result, following termination of employment (regardless of the circumstances)) Executive agrees to assist, and cooperate fully with, the Corporation (or its Successor), upon reasonable request, and to do so voluntarily (without legal compulsion) when such matters arise. This duty of cooperation is intended to allow the Corporation (or its Successor) to meet its legal obligations and satisfactorily conclude matters in a manner that achieves the best result possible for the Corporation (or its Successor).
(i) The matters on which cooperation may be requested include, but is not limited to, the actual or contemplated defense, prosecution, or investigation of claims involving the Corporation (or its Successor), and a third party (including employees who may assert claims) as well as responding to any other civil, criminal, administrative or investigative action, suit, proceeding, or inquiry, whether formal or informal, by a federal, state, or law enforcement or regulatory department, agency or authority, where the matter arises from or is related to events, acts, or omissions involving or pertaining to the operations, activities, employees or customers of the Corporation (or its Successor), that occurred during the period of Executive’s employment by the Corporation (or its Successor) (“Third Party Claims”).
(ii) The Executive’s duty to cooperate includes, without limitation, Executive making himself or herself reasonably available upon reasonable notice, without subpoena, to meet with the Corporation (or its Successor), and/or their counsel to provide complete, truthful and accurate information in interviews, depositions, and trial testimony as well as other related support activity. If the Executive provides cooperation under this Section 13(e) during a period in which the Corporation (or its Successor) is paying severance pay to the Executive, then the Corporation (or its Successor) will only reimburse the Executive for all out-of-pocket travel expenses reasonably incurred at the request of the Corporation or its Successor.
(iii) If the cooperation provided occurs when no severance pay is due the Executive, then in addition to reimbursing the Executive for out-of-pocket travel expenses, the Corporation (or its Successor) will also reimburse Executive for his time expended on behalf of the Corporation (or its Successor) at a rate of $400/day, or a pro-rata portion thereof. The Corporation (or its Successor) will make reasonable efforts to accommodate the scheduling needs of Executive so as to avoid, to the maximum extent possible, interference with the Executive’s then current duties and responsibilities.
(f) Limitations/Permitted Disclosures.  Nothing in this Section 13 or this Agreement shall be construed to prevent, interfere with or restrict the Executive to make disclosures, reports or complaints as authorized, permitted or required by federal or state law, including without limitation pursuant to the provisions of the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform Act and Consumer Protection Act or by regulations, rules or orders issued by federal or state regulatory agencies, including without limitations, Virginia Bureau of Financial Institution, Office of Comptroller of the Currency, U.S. Treasury, Bureau of Financial Protection or Securities and Exchange Commission, provided the disclosure does not exceed the extent of disclosure required by such law, regulation, rules or order.  Further, nothing in this Agreement shall prevent, impede or interfere (nor shall it be construed to prevent, impede or interfere) with (i) Executive’s obligation to provide full, complete and truthful testimony when so required in response to a subpoena or order from a court or government agency; (ii) Executive’s right to report (including pursuant to whistleblower laws) possible violations of federal, state or local law or other improper actions/omissions to government agencies, to file a charge or complaint of discrimination, harassment or retaliation with government agencies, or to participate or cooperate in any investigation conducted by any government agency; or (iii) the Executive’s right to make confidential disclosures of information (including trade secrets) to a government agency, or to an attorney who is advising the Executive, for the purpose of reporting or as part of an investigation into a suspected violation of law, nor shall it prohibit the Executive from filing a lawsuit, complaint or other document that contains a trade secret, so long as the information containing the trade secret is filed under seal and is not otherwise disclosed except pursuant to court order.  Executive understands that his rights when making such protected disclosures are more fully spelled out in 18 USC § 1833, as amended and  include immunity from criminal and civil liability from making protected disclosures of trade secrets under the Defend Trade Secrets Act of 2016.  Finally, nothing in this Agreement authorizes the Corporation (or its Successor) to terminate Executive’s employment or otherwise retaliate against Executive for engaging in any of the foregoing activities.
(g) Notice of Third Party Request/Order.  Unless prohibited by law, regulation or order from doing so, the Executive shall provide written notice of the receipt of a third party request or order to disclose Confidential Information to the Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and/or Senior Human Resource Manager for the Corporation (or its Successor) within two (2) business days of receiving this request or order, but in any event sufficiently in advance of making any disclosure so as to permit the Corporation (or its Successor), as appropriate to contest the disclosure ore seek confidentiality protections.
14. Non-Solicitation Restriction.  During employment with the Corporation (or its Successor) and for the twenty-four (24) month period that immediately following the termination of the Executive’s employment (regardless of the circumstances), or such time period as the Corporation (or its Successor) is obligated to pay severance benefits under this Agreement (whichever is longer) (“Restricted Period”), Executive shall not unfairly compete with the Corporation (or its Successor) by attempting to disrupt business relationships that Parkway, the Bank, any of the Affiliates (or their Successor) have with either: (i) a Customer (see Section 1(i)) with whom Executive either had communications within the eighteen (18) months prior to the Date of Termination, or as to which Executive received Confidential Information during that eighteen (18) month period, or (ii) a Prospect (see Section 1(n)).
In this regard, Executive shall refrain during the Restricted Period from engaging in any of the following activities, whether Executive alone, or as an officer, director, stockholder, partner, member, investor, employee, consultant or agent for or on behalf of any other person or legal entity:
(1) Attempting to disrupt or interfere with the business relationship with a Customer (as limited above) by directly or indirectly requesting, suggesting, encouraging or advising that Customer to withdraw, curtail, limit, cancel, terminate or not renew all or any portion of the Customer’s business with the Bank , any of the Affiliates or their Successors.
(2) Solicit the business of a Customer (as limited above) by communicating directly with that Customer (regardless of who initiates the communication and in what form it occurs) when as part of the communication Executive discusses or offers a Competitive Service or Product.
(3) Solicit the business of a Prospect by communicating directly with a Prospect (regardless of who initiates the communication and in what form it occurs) when as part of the communication Executive discusses or offers a Competitive Service or Product with the intent to limit, interfere with or divert the Prospect’s business away from the Bank, any of the Affiliates or their Successors.

15. Non-Compete Restriction.  At all times during employment and during the Restrict Period (defined above) Executive shall not accept employment with or provide services to or on behalf of any Competing Financial Services Organization if (i) the position or the services to be performed by Executive involve the same or substantially similar duties and responsibilities as those performed by Executive on behalf of the Corporation (or its Successor) during Executive’s last eighteen (18) months of employment with the Corporation (or its Successor), or (ii) Executive is providing consulting, advisory or contract services (whether as a director, officer, independent contractor, member, owner or shareholder) related to the design, development, marketing or delivery of Competitive Services or Products that are intended to be competitive with offerings by the Bank, any of the Affiliates, or their Successor.
(a) Clarification.  This restrictive covenant applies only if (a) the Competing Financial Services Organization operates, or is seeking to open, one or more branch facilities, within a sixty (60) mile radius of Floyd, Virginia or within a twenty (20) mile radius of any branch or office operated by the Corporation (or its Successor), (“Restricted Territory”) where Competitive Services and/or Products are offered to the public, and (b) Executive will be performing services for the Competing Financial Services Organization in the Restricted Territory, or will be supervising others who will be offering or providing Competitive Services or Products in the Restricted Territory on behalf of the Competing Financial Services Organization.
(b) Limitation.  Nothing in this Section shall prevent Executive from owning stock in a publicly traded company that offers Competitive Services or Products in the areas serviced by the Corporation (or its Successor), provided Executive’s ownership constitutes less than five percent (5%) of the outstanding shares of the publicly traded company.
16. Anti-Piracy Restriction.  At all times during employment with the Corporation, and during the Restricted Period (defined above), Executive shall refrain from inducing, soliciting or encouraging a Key Employee (defined herein) to leave employment with the Corporation, with the intent, hope or purpose of having the Key Employee join a Competing Financial Services Organization in a similar capacity, if that competitive organization has customer service facilities located within the Restricted Territory (defined above).  As used in this Section 16, “Key Employee” means anyone who holds a position of Vice President or higher with the Corporation or its Successor or any individuals who have reported to, or worked directly with, the Executive within the last twelve (12) months of Executive’s employment.
17. Enforcement.  Executive acknowledges that the restrictive covenants set forth above in Sections 13, 14, 15 and 16 are reasonable and necessary in order to protect the legitimate business interests of the Corporation and its Successor, and that a violation of any of those covenants will result in irreparable injury.  In the event of a breach or a threatened breach of any of these Sections of the Agreement, in addition to all other remedies (legal or equitable), the Corporation and its Successor shall be entitled to specific performance of these provisions and the issuance of a restraining order and/or injunction prohibiting Executive from violating one or more of these restrictions.  If litigation is filed which relates to or arises under this Sections 13-17, then in addition to all other remedies, if it substantially prevails, the Corporation and its Successor shall be entitled to recover its attorneys’ fees, costs and expenses incurred in connection with the litigation (including all appeals), as well as the pre-litigation efforts to prevent a breach or to enforce the Agreement.  Nothing contained herein shall be construed as limiting or prohibiting the Corporation and its Successor from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of amounts paid in severance or other money damages.  Should an injunction be issued, Executive waives the right to require that the court require a bond to be posted in excess of $500.00.
18. Notice of Termination.  Any purported termination of Executive’s employment under this Agreement (by either party) shall be delivered in writing by a Notice of Termination to the non-terminating party.
19. Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Corporation (or its Successor) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
20. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or subsection of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such invalidity, illegality or unenforceability cannot be reformed by the court to cause it to be enforceable, then the offending provision shall be stricken from this Agreement, the remainder of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been contained herein.
21. Construction.  The parties agree that the traditional rule that often applies whereby an ambiguity in a contract is construed against the drafter shall not apply to this Agreement.
22. Regulatory Requirements and Limitations.  Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that neither the Corporation nor its Successor shall be required to make any payment or take any action under this Agreement if:
(a) Corporation or its Successor is declared by any regulatory agency or authority to be insolvent, in default or operating in an unsafe or unsound manner, or if
(b) in the opinion of counsel to Corporation (or its Successor) such payment or action (i) would be prohibited by or would violate any provision of applicable state or federal law, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any regulatory agency or authority, or (iii) otherwise is prohibited by any regulatory agency or authority.

23. Forum Selection.  The parties agree that the exclusive jurisdiction for any lawsuit related to or arising under this Agreement shall be in the Circuit Court for Floyd County, Virginia or the United States District Court for the Western District of Virginia.  Executive consents to the jurisdiction of these courts, and waives any objection to jurisdiction and venue which Executive otherwise may have to this venue for any such lawsuit.
24. Applicable Law.  This Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Virginia, with the exception of its conflict of law provisions.
25. Survival.  Subject to any limits on applicability contained therein, the provisions of Sections 11-17 and Sections 20-27 hereof shall survive and continue in full force notwithstanding any termination of this Agreement.  Likewise, in the event that the Corporation or a Successor is obligated to make payments to Executive under this Agreement, and Executive dies before all such payments are made, then the balance of those payments shall be made to Executive’s estate.
26. Successors and Assigns.
(a) Corporation.  This Agreement shall bind and inure to the benefit of and be enforceable by the Corporation and its successors or assigns.  In the event that a transaction is a Change of Control event occurs, then in connection with the approval or closing of such transaction, the Corporation shall require as a condition of approval and/or closing of the transaction that the surviving or successor entity (“Successor”) execute an agreement, in a form and substance acceptable to Executive, whereby the Successor expressly assume and agree to honor and perform this Agreement in the place of the Corporation.  In this regard, after a Change of Control event, if the Executive continues employment with the Successor, then for all purposes the Successor shall be deemed the “Corporation” under this Agreement with all rights, responsibilities and obligations to the Executive under this Agreement and likewise by the Executive to the Successor.
(b) Executive.  This Agreement shall inure to the benefit and be enforceable by Executive, Executive’s personal and legal representatives, and Executive’s executors, administrators, heirs, successors and assigns.  Notwithstanding the foregoing, Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Board.
27. Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested. Notices to the Executive shall be sent to the Executive’s then current address in accordance with the Corporation’s books and records.  Notices to the Corporation shall be sent to:
Parkway Acquisition Corp.
Attn:  Chairman of the Board of Directors
101 Jacksonville Circle
Floyd, VA  24091

Notwithstanding the foregoing, each party shall send notices to another address or to the attention of another person as the receiving party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

28. Entire Agreement.  This Agreement contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes any and all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreements.  To the extent that a separate agreement currently exists which grants Executive stock options or other incentive or deferred compensation, those agreements remain in full force and effect, except to the extent that those agreements contain restrictive covenants in which case the provisions of Sections 13-17 shall be deemed applicable and replace all such similar provisions.
29. Document Review.  The Corporation and Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or Executive has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.  EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AMENDED AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO THE CORPORATION AND THAT HE OR SHE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

WITNESS the following signatures as of the date first written above:
PARKWAY ACQUISITION CORP.

Date: June 1, 2019	By:	/s/ Thomas M. Jackson, Jr.
Chairman of the Board of Directors

EXECUTIVE

Date: June 1, 2019	/s/ Blake M. Edwards
Blake M. Edwards